As filed with the Securities and Exchange Commission on May 3, 2018

Registration No. 333-212184

Registration No. 333-164394

Registration No. 333-141262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

U.S. GEOTHERMAL INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1472231
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

390 E. Parkcenter Blvd., Ste 250
Boise, Idaho 83706
(208) 424-1027

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

U.S. Geothermal Inc. 2009 Stock Incentive Plan

U.S. Geothermal Inc. Amended and Restated Stock Option Plan

(Full title of the plan)

Doron Blachar
Treasurer
U.S. Geothermal Inc.
390 E. Parkcenter Blvd., Ste 250
Boise, Idaho 83706
(208) 424-1027

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Kimberley Anderson

Dorsey & Whitney LLP

701 Fifth Avenue, Suite 6100

Seattle, WA 98104

(206) 903-8800

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of U.S. Geothermal Inc. (the “Company”):

●

Registration Statement No. 333-212184, filed with the Securities and Exchange Commission (“SEC”) on June 22, 2016 and pertaining to the original registration of 11,983,184 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) issuable pursuant to the Company’s 2009 Stock Incentive Plan.

●

Registration Statement No. 333-164394, filed with the SEC on January 19, 2010 and pertaining to the original registration of (i) 3,500,207 shares of Common Stock issuable pursuant to the Company’s 2009 Stock Incentive Plan and (ii) 5,804,875 shares of Common Stock issuable pursuant to the Company’s Amended and Restated Stock Option Plan.

●

Registration Statement No. 333-141262, filed with the SEC on March 13, 2007 and pertaining to the original registration of 4,376,051 shares of Common Stock issuable pursuant to the Company’s Amended and Restated Stock Option Plan.

On April 24, 2018, pursuant to an Agreement and Plan of Merger, dated as of January 24, 2018, by and among the Company, Ormat Nevada Inc., a Delaware corporation (“Ormat”), and OGP Holding Corp., a Delaware corporation and a wholly owned subsidiary of Ormat (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Ormat (the “Merger”).

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho on the 3rd day of May, 2018.

U.S. GEOTHERMAL INC.

By:	/s/ Doron Blachar
Name:	Doron Blachar
Title:	Treasurer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.